UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 3, 2016

Monmouth Real Estate Investment Corporation
(Exact name of registrant as specified in its charter)

Maryland	001-33177	22-1897375
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

Juniper Business Plaza, Suite 3-D 3499 Route 9 North Freehold, New Jersey	07728
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 577-9996

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 3, 2016, Monmouth Real Estate Investment Corporation (the “Company”) announced that, on September 30, 2016, it entered into a First Amendment to Credit Agreement (the “Amendment”) with Bank of Montreal, as L/C Issuer, Administrative Agent and Lender (“BMO”), JP Morgan Chase Bank, N.A., as Lender (“JPMorgan”), and Royal Bank of Canada, as Lender (“RBC”), pursuant to which the Company exercised the $70 million accordion feature on its existing unsecured revolving credit facility entered into on August 27, 2015 (the “Facility”), bringing the maximum availability under the Facility to $200 million, and amended the Facility to provide an additional $100 million accordion feature, subject to certain conditions including, without limitation, obtaining commitments from additional lenders. In addition, the Amendment extended the maturity date of the Facility from August 27, 2019 to September 30, 2020, with a one-year extension option, subject to certain conditions, including, without limitation, payment of an extension fee, and allows the Company to elect to apply certain interest rates to borrowings and average daily commitments under the Facility if the Company receives an investment grade credit rating from two rating agencies and meets certain other criteria.

Availability under the Facility, through December 31, 2016, is limited to 70% of the value of the borrowing base properties, and is limited to 60% of the value of the borrowing base properties thereafter. The value of the borrowing base properties is determined by applying a 7.0% capitalization rate to the net operating income generated by the Company’s unencumbered, wholly owned industrial properties. Borrowings under the Facility, up to the first 60% of the value of the borrowing base properties, will, at the Company’s election, either i) bear interest at LIBOR plus 140 basis points to 220 basis points, depending on the Company’s leverage ratio, or ii) bear interest at BMO’s prime lending rate plus 40 basis points to 120 basis points, depending on the Company’s leverage ratio. The Company’s current borrowings are less than 60% of the value of the borrowing base properties and based on the Company’s current leverage ratio, borrowings under the Facility bear interest at LIBOR plus 195 basis points. If the Company receives a credit rating from two rating agencies of at least BBB- by S&P, Baa3 by Moody’s or BBB- by Fitch, and satisfies certain conditions, the Company may elect that borrowings under the Facility will bear interest either at BMO’s prime lending rate plus 0 basis points to 55 basis points, depending on the Company’s credit ratings, or LIBOR plus 87.5 basis points to 155 basis points, depending on the Company’s credit ratings (the “investment grade credit rating interest election”).

In addition, the Company incurs a commitment fee on the average daily unadvanced portion of the total amount committed under the Facility at a rate of 0.25% per annum if average daily borrowings under the Facility are equal to or greater than 50% of the commitment then in effect, or 0.35% per annum if average daily borrowings under the Facility are less than 50% of the commitment then in effect, which fee will be payable quarterly based on outstanding borrowings and the unadvanced portion of the total amount committed under the Facility during the applicable quarter. If the Company has made the investment grade credit rating interest election described above, the Company will incur a facility fee on the average daily amount committed under the Facility, whether or not in use, at a rate of 0.125% per annum to 0.30% per annum, depending on the Company’s credit ratings, payable quarterly.

Affiliates of RBC, BMO, and JPMorgan have, from time to time, performed, and may in the future perform, various financial advisor, investment banking and general financing services for the Company, for which they have received, and will receive, customary fees and expenses.

The description of the amended Facility is qualified by reference to the complete First Amendment to Credit Agreement that is attached hereto as Exhibit 10.1 and is incorporated herein by reference. A copy of the press release announcing the above transaction is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On October 3, 2016, the Company issued a press release announcing that it expanded and amended its Facility.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	First Amendment to Credit Agreement, dated September 30, 2016

99.1	Press Release, dated October 3, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Date:	October 4, 2016	By:	/s/ Kevin S. Miller
Kevin S. Miller, Chief Financial Officer, its principal
financial officer and principal accounting officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Credit Agreement, dated September 30, 2016

99.1	Press Release, dated October 3, 2016